Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2017 Long-Term Incentive Plan of Orion Group Holdings, Inc. of our reports dated March 24, 2017, with respect to the consolidated financial statements and schedule of Orion Group Holdings, Inc. and the effectiveness of internal control over financial reporting of Orion Group Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
May 24, 2017